Exhibit 99.1

McAfee Announces Gagan Singh as Chief Product and Revenue Officer

Seasoned industry veteran joins McAfee executive management team to accelerate product innovation and customer growth

SAN JOSE, Calif.— McAfee Corp. (Nasdaq: MCFE), a global leader in online protection, today announced that Gagan Singh has joined McAfee as Executive Vice President and Chief Product and Revenue Officer. Singh joins from NortonLifeLock where he served as the Chief Product Officer responsible for Product, Strategy, e-Commerce, Customer Success, Product Marketing, Engineering, and Design. Singh previously also held the role of Chief Product Officer at Avast and has more than 20 years’ experience driving innovation and monetization strategies for technology brands.

As Chief Product and Revenue Officer, Singh will oversee Product, Engineering, Design, and Go-To-Market at McAfee. With his deep-rooted cybersecurity expertise and strong understanding of customers’ holistic protection needs, Singh will advance McAfee’s product strategy, drive innovation, and bolster market expansion efforts.

“Gagan is an incredibly talented and experienced leader in the consumer cybersecurity space,” said Peter Leav, McAfee President and Chief Executive Officer. “He truly understands the importance of the customer experience and how to strategically design products and new business models that create lasting value. As we continue to execute on our product vision, Gagan will play a critical role in leading our teams to continue driving profitable growth.”

This announcement follows the second quarter fiscal results for 2021 with McAfee’s pure-play consumer business realizing 22% revenue growth year-over-year and 38% year-over-year growth in adjusted EBITDA. As cybersecurity threats increase in frequency and sophistication, McAfee continues to see heightened demand for integrated online protection services that provide individuals and families control over their online privacy, identity, and security.

“I have watched with great admiration the tremendous transformation of McAfee over the years,” said Gagan Singh, Chief Product and Revenue Officer at McAfee. “As a pure-play consumer company with enviable growth, I’m excited to join at this pivotal time to lead the next stage of the company’s product and go-to-market strategy. By building on our platform of intuitive, easy-to-use, integrated SaaS-based solutions, we’ll unlock greater opportunities for customers and partners as well as solidify our position as the global leader in online protection.”

Current Executive Vice President of McAfee Consumer Business, Terry Hicks, is transitioning out of the company. “Terry has been an important part of McAfee and we are appreciative for his many contributions over the past three years. We wish Terry all the best in his future endeavors,” said Leav.

About McAfee

McAfee Corp. (Nasdaq: MCFE) is a global leader in online protection for consumers. Focused on protecting people, not just devices, McAfee consumer solutions adapt to users’ needs in an always online world, empowering them to live securely through integrated, intuitive solutions that protects their families and communities with the right security at the right moment. For more information, please visit https://www.mcafee.com/consumer

Use of Non-GAAP Financial Information

Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, but not as a substitute for, information provided in accordance with generally accepted accounting principles in the United States (“GAAP”). Please see the Company’s press release dated August 10, 2021, for a reconciliation of non-GAAP financial measures to the most directly comparable financial measure stated in accordance with GAAP.